UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2021

KENNEDY-WILSON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33824	26-0508760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 S El Camino Drive Beverly Hills, California	90212
(Address of principal executive offices)	(Zip Code)

(310) 887-6400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $.0001 par value	KW	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD

In connection with the announcement and pricing of the public offering described under Item 8.01 below, Kennedy-Wilson Holdings, Inc. (the “Company”) issued press releases on March 1, 2021, which are filed as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K. The information in this Item 7.01 or in Exhibits 99.1 and 99.2 will not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Section 11 or 12 of the Securities Act of 1933, as amended. Such information will not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01.	Other Events.

On March 1, 2021, in connection with a registered public offering (the “Offering”), the Company, Kennedy-Wilson, Inc., a wholly owned subsidiary of the Company (the “Issuer”), and certain subsidiaries of the Issuer entered into an underwriting agreement with BofA Securities, Inc., as representative of the several underwriters named therein, agreeing, subject to customary conditions, to issue and sell $100 million aggregate principal amount of 4.75% senior notes due 2029 (the “2029 notes”) and $100 million aggregate principal amount of 5.00% senior notes due 2031 (the “2031 notes” and, together with the 2029 notes, the “notes”). The offering size was increased from the previously announced offering size of $150 million aggregate principal amount of notes. The 2029 notes will be issued at an offering price of 102.250% of their face amount and the 2031 notes will be issued at an offering price of 102.000% of their face amount. The notes will issued as additional notes under the indentures pursuant to which Kennedy Wilson previously issued $500 million aggregate principal amount of 4.75% senior notes due 2029 and $500 million aggregate principal amount of 5.00% senior notes due 2031 (together, the “initial notes”). Each series of notes will be treated as a single series of securities with its corresponding series of initial notes under the applicable indenture and will have the same CUSIP number as, and be fungible with, the applicable series of initial notes. Closing of the Offering is expected to occur on March 15, 2021, subject to customary closing conditions. The Company intends to use the net proceeds from the Offering together with the proceeds of the offering of the initial notes and cash on hand, to redeem the entire outstanding balance of $573.1 million aggregate principal amount of its 5.875% senior notes due 2024 (the “2024 notes”) pursuant to the indenture governing the 2024 notes, pay down a portion of its revolving line of credit and pay related transaction expenses. This Current Report on Form 8-K does not constitute a notice of redemption with respect to the 2024 notes.

The foregoing description of the underwriting agreement is qualified in its entirety by the underwriting agreement attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

The Offering was made pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. This Current Report on Form 8-K does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes or any other securities.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement dated March 1, 2021.

99.1	Press Release of Kennedy-Wilson Holdings, Inc. dated March 1, 2021.

99.2	Press Release of Kennedy-Wilson Holdings, Inc. dated March 1, 2021

104	Cover Page Interactive Data File - The cover page interactive data file does not appear in the interactive data file because its XBRL tags are embedded within the inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KENNEDY-WILSON HOLDINGS, INC.

By:	/s/ JUSTIN ENBODY
Justin Enbody
Chief Financial Officer

Date: March 1, 2021